Exhibit 99.1

Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Carla Leibold, CFO 484-923-8802
Bob Ramsey, Director of IR and Strategic Planning 484-926-7118

Customers Bancorp Reports Net Income
For First Quarter 2019

Wyomissing, PA, April 24, 2019 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank (collectively “Customers” or "CUBI"), today reported first quarter 2019 ("Q1 2019") net income to common shareholders of $11.8 million, or $0.38 per diluted share. Core earnings for Q1 2019 also totaled $11.8 million, or $0.38 per diluted share (a non-GAAP measure).

(Dollars in thousands, except per share amounts)	USD	Per Share
Q1 2019 Net Income to Common Shareholders (GAAP)
Customers Bank Business Banking	$11,988	$0.38
BankMobile	(163)	(0.01)
Consolidated	$11,825	$0.38

•
Net interest margin, tax equivalent ("NIM") (a non-GAAP measure) was 2.59% in Q1 2019, an expansion of 2 basis points from fourth quarter 2018 ("Q4 2018"). Excluding prepayment fees, NIM expanded 3 basis points from Q4 2018.

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Total assets were $10.1 billion at March 31, 2019, compared to $9.8 billion at December 31, 2018 and $10.8 billion at March 31, 2018. Average interest earning assets for Q1 2019 were $9.3 billion, compared to $9.5 billion for Q4 2018 and $9.9 billion for Q1 2018.

•	Total deposits increased year-over-year by $383 million, or 5.4%, from March 31, 2018, with demand deposits increasing $413 million, or 23%.

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Loan mix improved year-over-year, as commercial and industrial ("C&I") loans, excluding commercial loans to mortgage companies, increased $335 million, or 20%, and residential mortgages and other consumer loans increased $550 million, or 239%, from March 31, 2018. As planned, multi-family loans decreased $433 million and commercial real estate non-owner occupied loans decreased $88.6 million over this same period. Reflecting broader market trends, commercial loans to mortgage companies decreased $396 million from March 31, 2018.

•	Reflecting this change in mix, the provision for loan losses was $4.8 million in Q1 2019, compared to $1.4 million in Q4 2018 and $2.1 million in Q1 2018.

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Asset quality remains strong. Non-performing loans improved slightly and were only 0.26% of total loans at March 31, 2019. Net charge-offs were only $1.1 million, or 5 basis points of average total loans on an annualized basis, during Q1 2019. Reserves to non-performing loans were 194% at March 31, 2019.

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The Q1 2019 BankMobile segment loss narrowed to $163 thousand, or less than a penny per diluted share, which reflected favorable seasonality in the first quarter and the addition of new monthly deposit fees which were initiated late in Q1 2019.

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In late November 2018, BankMobile's first White Label banking partnership went live in beta test phase, offering BankMobile's best in class banking products to the partner's broad customer base. At March 31, 2019, the partnership had generated over $11 million in total deposits during the beta test phase with no advertising. On April 18, 2019, T-Mobile "launched" the first phase of its national marketing plan, and in the first week new account openings have exceeded our expectations. We expect significant account openings and deposit growth through the remainder of 2019.

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Q1 2019 book value per common share was $24.44 and tangible book value per common share (a non-GAAP measure) was $23.92. Tangible book value per common share has increased at a compound annual growth rate of 10.2% over the past five years.

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Based on the April 18, 2019 closing price of $22.30, Customers Bancorp common equity is trading at 0.93x tangible book value of $23.92 (a non-GAAP measure) and 8.6x the 2020 consensus estimate of $2.60.

"We are on track to meet or exceed Street expectations for 2019, continue to further strengthen the quality of our balance sheet by improving capital while maintaining strong credit quality, and achieve a ROAA of 1.25% within 2-3 years. Looking ahead, we expect core EPS to be $3.00 per share or higher in 2020. We are also excited about the recent "launch" of BankMobile's T-Mobile partnership and expect to add significant new customers and deposits to our bank," stated Jay Sidhu, CEO and Chairman of Customers Bank.

Strategic Priorities

Improve Profitability: Target a 2.75% NIM by Q4 2019 and a 1.25% ROAA in 2-3 years

Customers expects to keep total assets relatively flat in 2019, with a focus on growing its core businesses with improving margins, capital and profitability. Through favorable mix shifts in both assets and liabilities, Customers expects to improve the overall quality of its balance sheet and deposit franchise, expand its net interest margin, enhance liquidity and improve interest rate sensitivity.

•	Target ROAA in top quartile of peer group, which we expect will equate to a ratio of 1.25% or higher over the next 2-3 years.

•	Achieve NIM expansion to 2.75% or greater by Q4 2019, with a full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix.

•	BankMobile growth and maturity expected to enhance profitability; we expect BankMobile to be profitable by the end of 2019.

•	Expense control; we expect modest growth in most Customers Bank Business Banking segment expenses, and incremental spend in other areas will be driven by revenue growth.

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Core deposit and higher-yielding loan growth are strategic priorities. Customers currently has $2.1 billion of loans with yields below 3.75% at March 31, 2019, of which $1.8 billion are multi-family loans. Over the next two years, we expect to run-off these lower-yielding multi-family loans and replace them with higher-yielding interest earning assets.

•	Maintain strong credit quality and superior risk management.

Build and Deploy Capital

The estimated total risk-based capital ratio was approximately 12.9% for Q1 2019. The estimated common equity Tier 1 capital ratio was approximately 9.0% for Q1 2019. The estimated Tier 1 leverage capital ratio was approximately 10.1% for Q1 2019. The tangible common equity to tangible assets ratio (a non-GAAP measure) was 7.4% at March 31, 2019.

In January 2019, Customers repurchased 31,159 shares of common stock at an average price of $18.35 per share, completing its existing share repurchase authorization, which it used to repurchase approximately 2% of shares outstanding at 80% of tangible book in December 2018 and January 2019. "We still have excess capital above our targeted minimum tangible common equity ratio of 7.0%, which gives us options," Sidhu stated. "As capital builds, we will evaluate the best uses for our excess capital, which may include calling our preferred equity as it becomes callable, starting in 2020," Sidhu continued.

BankMobile Segment is Expected to Generate a Positive Earnings Contribution by Q4 2019

BankMobile, a division of Customers Bank, operates a branchless digital bank offering low cost banking services to over 1.0 million active deposit customers. Customers expects to retain BankMobile for a 2-3 year period, but will regularly evaluate the best options for BankMobile.

BankMobile deposits averaged $635 million in Q1 2019 with an average cost of just 0.11%, and the Q1 2019 segment net loss decreased to $163 thousand, or $(0.01) per diluted share, from $3.3 million, or $(0.10) per diluted share in Q4 2018. This loss, however, is likely to increase in the seasonally slower second quarter, which is expected to include a larger provision expense for planned consumer loan growth. BankMobile is expected to generate a positive contribution to Customers' earnings in Q4 2019, given expected core deposit growth from its new White Label banking partnership and fee changes to its student disbursement business. BankMobile initiated monthly deposit fees across its student business late in the first quarter, resulting in a minimal impact in Q1 2019, but is expected to improve revenues in future periods. These fees will be waived for customers that meet minimum monthly deposit requirements, as part of BankMobile's goals of creating customers for life with very low cost banking products. The new fees help balance that strategy with the need to cover costs from more transactional accounts and encourage customers to use BankMobile as a primary banking relationship.

In late November 2018, BankMobile's first White Label banking partnership went live in beta test phase, making BankMobile's best in class banking products available to the partner's broad customer base, and on April 18, 2019, the partnership entered the next phase with the "launch" of the first phase of national marketing efforts. Even before any marketing efforts, the partnership has generated over $11 million in total deposits in the first several months. Account openings and deposit growth are expected to accelerate throughout the remainder of the year when our partner begins to gradually market the account.

Outlook for 2019 and 2020

Customers' expects core earnings per share to be $3.00 or higher in 2020, an increase of over 35% from the January 2019 consensus estimate. Customers has previously indicated it is on track to earn at least $2.21 in core earnings per share for 2019. “We are off to a good start in 2019, with strong growth in higher margin C&I and consumer loans, supported by corresponding increases in core deposits. The planned commercial and consumer loan growth expected in 2019 would require appropriate provision expense in 2019. This provision expense caused a drag on Q1 2019 earnings and will also result in a temporary drag on Q2 2019 earnings; however, earnings should show acceleration starting in Q3 2019, with Customers projecting 2020 core EPS of at least $3.00," stated Sidhu.

Net interest margin is expected to increase to 2.75% or higher by Q4 2019, with full-year 2019 net interest margin above 2.70%. Average interest earning assets for 2019 are expected to be roughly equal to 2018 average interest earning assets. Core non-interest income is expected to grow approximately 10% - 20% from 2018 and the core efficiency ratio for full-year 2019 is expected to be in the mid-60%s. Continued growth in retained earnings is expected to provide flexibility to call preferred equity as it becomes callable beginning in 2020 and to consider common stock buybacks, subject to regulatory approval.

Q1 2019 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2019 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q1	Q4	Q3	Q2	Q1
	2019	2018	2018	2018	2018

GAAP Profitability Metrics:
Net income available to common shareholders	$11,825	$14,247	$2,414	$20,048	$20,527
Per share amounts:
Earnings per share - basic	$0.38	$0.45	$0.08	$0.64	$0.65
Earnings per share - diluted	$0.38	$0.44	$0.07	$0.62	$0.64
Book value per common share (3)	$24.44	$23.85	$23.27	$22.70	$22.30
CUBI stock price (3)	$18.31	$18.20	$23.53	$28.38	$29.15
Average shares outstanding - basic	31,047,191	31,616,740	31,671,122	31,564,893	31,424,496
Average shares outstanding - diluted	31,482,867	32,051,030	32,277,590	32,380,662	32,273,973
Shares outstanding (3)	31,131,247	31,003,028	31,687,340	31,669,643	31,466,271
Return on average assets ("ROAA")	0.64%	0.71%	0.22%	0.89%	0.95%
Return on average common equity ("ROCE")	6.38%	7.58%	1.31%	11.32%	11.73%
Efficiency ratio	68.32%	69.99%	66.42%	64.35%	60.84%
Non-GAAP Profitability Metrics (1):
Core earnings	$11,823	$16,992	$20,053	$20,841	$20,597
Per share amounts:
Core earnings per share - diluted	$0.38	$0.53	$0.62	$0.64	$0.64
Tangible book value per common share (3)	$23.92	$23.32	$22.74	$22.15	$21.74
Net interest margin, tax equivalent	2.59%	2.57%	2.47%	2.62%	2.67%
Tangible common equity to tangible assets (3)	7.35%	7.36%	6.80%	6.33%	6.36%
Core ROAA	0.64%	0.82%	0.88%	0.91%	0.96%
Core ROCE	6.38%	9.05%	10.86%	11.76%	11.77%
Pre-tax pre-provision core net income	$25,036	$27,957	$31,821	$30,652	$33,757
Core ROAA - pre-tax and pre-provision	1.04%	1.12%	1.18%	1.15%	1.33%
Core ROCE - pre-tax and pre-provision	11.57%	12.96%	15.28%	15.26%	17.23%
Core efficiency ratio	68.32%	66.18%	62.99%	63.31%	60.72%
Asset Quality:
Net charge-offs	$1,060	$2,154	$471	$427	$633
Annualized net charge-offs to average total loans	0.05%	0.10%	0.02%	0.02%	0.03%
Non-performing loans ("NPLs") to total loans (3)	0.26%	0.32%	0.27%	0.29%	0.26%
Reserves to NPLs (3)	194.15%	147.16%	174.56%	149.25%	173.02%
Regulatory Capital Ratios (2):
Common equity Tier 1 capital to risk-weighted assets	8.96%	8.96%	8.70%	8.61%	8.51%
Tier 1 capital to risk-weighted assets	11.50%	11.58%	11.26%	11.16%	11.11%
Total capital to risk-weighted assets	12.93%	13.00%	12.69%	12.55%	12.55%
Tier 1 capital to average assets (leverage ratio)	10.07%	9.66%	8.91%	8.87%	9.03%

(1) Non-GAAP measures exclude investment securities gains and losses, executive severance expense, merger and acquisition-related expenses, losses realized from the sale of lower-yielding investment securities and multi-family loans, and certain intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.

(2) Regulatory capital ratios are estimated for Q1 2019.
(3) Metric is a spot balance for the last day of each quarter presented.

Net Interest Income

Net interest income totaled $59.3 million in Q1 2019, a decrease of $2.2 million from Q4 2018, primarily due to a $0.2 billion reduction in average interest-earning assets, partially offset by two basis points of NIM expansion. Compared to Q4 2018, total loan yields increased 11 basis points to 4.48%, driven by a 21 basis point increase in commercial and industrial loan yields given higher market interest rates, and a 37 basis point increase in the yield on "all other loans" which principally includes residential mortgages and consumer loans. The increase in all other loan yields principally reflects the purchase of $132.5 million of residential mortgages and consumer loans in Q1 2019. The cost of total deposits increased by a modest four basis points to 1.75%. Borrowing costs decreased 15 basis points to 2.98% due to an increase in shorter-term borrowings.

Q1 2019 net interest income decreased $5.7 million from Q1 2018, primarily due to a $0.6 billion reduction in average interest-earning assets and eight basis points of NIM compression. NIM compression reflected a 69 basis point increase in the cost of interest-bearing liabilities, partially offset by a 44 basis point increase in the yield of interest-earnings assets. Given the four Federal Reserve interest rate hikes in 2018 and the associated increases in market interest rates, the cost of total deposits increased 62 basis points to 1.75% and borrowing costs increased 73 basis points to 2.98%.

Total loans decreased $73 million, or 0.8%, to $8.7 billion at March 31, 2019 compared to the year-ago period. Commercial and industrial loans, excluding commercial loans to mortgage companies, increased $335 million, or 20.3%, to $2.0 billion; residential mortgages and other consumer loans increased $550 million, or 239%, to $780 million; multi-family loans decreased $433 million, or 11.9%, to $3.2 billion; commercial real estate non-owner-occupied loans decreased $88.6 million, or 7.4%, to $1.1 billion; and commercial loans to mortgage companies decreased $396 million, or 20.5%, to $1.5 billion.

Total deposits increased $383 million, or 5.4%, to $7.4 billion at March 31, 2019 compared to the year-ago period. Total demand deposits increased $413 million, or 23.3%, to $2.2 billion; savings and money market deposits increased $301 million, or 8.9%, to $3.7 billion; and certificates of deposit accounts decreased $331 million, or 17.5%, to $1.6 billion. In July 2018, Customers launched a new digital, on-line banking product with a goal of gathering retail deposits. As of March 31, 2019, this new business generated $361 million in retail deposits, an increase of $27.5 million since December 31, 2018.

Provision, Credit Quality and Risk Management

The provision for loan losses totaled $4.8 million in Q1 2019, compared to $1.4 million in Q4 2018 and $2.1 million in Q1 2018. The Q1 2019 provision expense included $4.2 million for growth in the consumer and commercial and industrial loan portfolios, net of the multi-family and commercial real estate loan run-off (including $4.0 million relating to increases in residential mortgages and consumer loans) and $0.6 million for impaired loan provisions. Net charge-offs for Q1 2019 were $1.1 million, or 5 basis points of average loans on an annualized basis, compared to net charge offs of $2.2 million, or 10 basis points in Q4 2018, and $0.6 million, or 3 basis points in Q1 2018.
Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at March 31, 2019 were only 0.26% of total loans, compared to our peer group non-performing loans of approximately 0.74% in the most recent period available, and industry average non-performing loans of 1.11% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-Interest Income

Non-interest income totaled $19.7 million in Q1 2019, a small decrease of $0.2 million compared to Q4 2018. The small decrease in non-interest income primarily reflects a reduction in other income given a Q4 2018 gain of $2.0 million realized from the termination of certain interest rate swaps, offset in part by increases of $1.2 million in interchange and card revenue and $0.4 million in commercial lease income. The increase in interchange and card revenue primarily resulted from a seasonal increase in activity volumes at BankMobile, coinciding with the beginning of a new academic semester. The increase in commercial lease income primarily resulted from the continued growth of our Equipment Finance Group.

Q1 2019 non-interest income decreased $1.2 million compared to Q1 2018. The decrease in non-interest income primarily resulted from decreases of $0.6 million in mortgage warehouse transactional fees, $0.9 million in interchange and card revenue, and $1.4 million in gains on sales of SBA loans, offset in part by a $1.5 million increase in commercial lease income. The decrease in mortgage warehouse transactional fees primarily resulted from a 30% decrease in the number of loans funded in Q1 2019 compared to Q1 2018, as increasing interest rates reduced the volume of mortgage originations. The decrease in interchange and card revenue primarily resulted from lower activity volumes at BankMobile. The reduction of gains on sale of SBA loans reflects a strategic shift to retain SBA loans on our balance sheet. The increase in commercial lease income primarily resulted from the continued growth of our Equipment Finance Group.

Non-Interest Expense

Non-interest expense totaled $54.0 million in Q1 2019, a decrease of $3.1 million from $57.0 million in Q4 2018. The decrease in non-interest expense primarily resulted from decreases of $0.9 million in salaries and employee benefits, $1.1 million in professional services, $0.5 million in merger related expenses, and $1.2 million in other non-interest expense, offset in part by increases of $0.4 million in technology, communication, and bank operations and $0.4 million in commercial lease depreciation. The decrease in salaries and employee benefits primarily resulted from fewer working days during Q1 2019 compared to Q4 2018, and a reduction in variable compensation. The decrease in professional services and other non-interest expenses primarily resulted from efforts to monitor and control expenses. The increase in technology, communication, and bank operations primarily resulted from the continued investment to improve and maintain Customers' digital information technology infrastructure. The increase in commercial lease expense primarily resulted from the continued growth of our Equipment Finance Group.
Q1 2019 non-interest expense increased $1.7 million from $52.3 million in Q1 2018. The increase in non-interest expense primarily resulted from increases of $0.9 million in salaries and employee benefits, $2.0 million in technology, communication, and bank operations, $0.4 million in advertising and promotion, and $1.1 million in commercial lease depreciation, offset in part by decreases of $1.4 million in professional services and $1.0 million in other non-interest expense. The increase in salaries and employee benefits primarily resulted from an increase in average full-time equivalent employees and annual merit increases. The increase in technology, communication, and bank operations primarily resulted from the continued investment to improve and maintain Customers' digital information technology infrastructure. The increase in advertising and promotion primarily supported growth in Customers' digital banking products. The increase in commercial lease expense primarily resulted from the continued growth of our Equipment Finance Group. The decrease in professional services and other non-interest expenses primarily resulted from efforts to monitor and control expenses.
Tax

Customers' effective tax rate was 23.8% for Q1 2019, compared to 22.2% for Q4 2018 and 23.5% for Q1 2018. The increase in the effective tax rate from Q4 2018 was primarily driven by discrete provision items, including the income tax expense from restricted stock units that vested during Q1 2019 and an estimated research and development tax credit recorded in Q4 2018. Customers expects the 2019 effective tax rate to be approximately 23% to 24%.

Segment Discussion

Customers Bancorp has two operating segments: Customers Bank Business Banking and BankMobile.

The Customers Bank Business Banking segment reported net income available to common shareholders of $12.0 million, or $0.38 per diluted share, for Q1 2019, down from $17.5 million, or $0.55 per diluted share, for Q4 2018. The segment's core earnings for Q1 2019 totaled $12.0 million, or $0.38 per diluted share, compared to $19.9 million, or $0.62 per diluted share, for Q4 2018 (non-GAAP measures). The decrease in earnings resulted from decreases in net interest income given a smaller balance sheet and non-interest income, and an increase in the provision for loan losses mostly attributable to growth in residential mortgages and commercial and industrial loan portfolios, offset in part by decreases in non-interest expense and income tax expense.

The Customers Bank Business Banking segment net income available to common shareholders for Q1 2019 decreased from $21.5 million, or $0.67 per diluted share, for Q1 2018. The segment's core earnings for Q1 2019 decreased from $21.5 million, or $0.67 per diluted share, for Q1 2018 (non-GAAP measures). The decrease in earnings resulted from decreases in net interest income and non-interest income and increases in the provision for loan losses and non-interest expenses, offset in part by a decrease in income tax expense.

The BankMobile segment reported a net loss of $0.2 million, or less than $(0.01) per diluted share, for Q1 2019, an improvement from a net loss of $3.3 million, or $(0.10) per diluted share, for Q4 2018. The segment's core loss (a non-GAAP measure) for Q1 2019 totaled $0.2 million, or $(0.01) per diluted share, an improvement from a core loss (a non-GAAP measure) for Q4 2018 of $2.9 million, or $(0.09) per diluted share. The improvement in net loss resulted from increases in revenues, given the purchase of consumer loans in Q4 2018 of $30 million and Q1 2019 of $66 million and a seasonal increase in card volume at BankMobile, coinciding with the beginning of a new academic semester. Amounts reported for BankMobile include funds transfer pricing of $5.6 million and $3.8 million for Q1 2019 and Q4 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of low/no cost deposits. Part of BankMobile's strategy to reach profitability in 2019 includes the addition of reasonable monthly fees in the student disbursement business during 2019, which began to be implemented late in Q1 2019. In order to incentivize desired behaviors, monthly fees can be waived and an attractive rate of interest can be earned for customers who meet certain requirements. BankMobile also intends to deploy its low-cost deposits into consumer loans to increase net interest income. This strategy will be front-end loaded in 2019, with higher provision cost expected in the first half of the year and higher interest income expected in the second half of the year.

The BankMobile segment net loss of $0.2 million, or less than $(0.01) per diluted share, for Q1 2019, improved from a net loss of $1.0 million, or $(0.03) per diluted share, for Q1 2018. The segment's core loss (a non-GAAP measure) for Q1 2019 totaled $0.2 million, or $(0.01) per diluted share, an improvement from a core loss (a non-GAAP measure) for Q1 2018 of $0.9 million, or $(0.03) per diluted share. The improvement in net loss resulted from an increase in net interest income, primarily given consumer loan additions, offset by an increase in the provision for those loans.

Conference Call
Date:            Thursday, April 25, 2019
Time:            9:00 AM EDT
US Dial-in:        800-289-0459
International Dial-in:    323-794-2558
Participant Code:    135554

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on Customers' website at https://www.customersbank.com/investor-relations/ prior to the call.

Please submit any questions you have regarding the earnings in advance to rramsey@customersbank.com and the executives will address them on the call. Customers will also open the lines to questions following management's presentation of the first quarter results. A playback of the call will be available beginning April 25, 2019 at 12:00 PM EDT until 12:00 PM EDT on May 25, 2019. To listen, call within the United States 888-203-1112, or 719-457-0820 when calling internationally. Please use the replay passcode 1339299.

Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $10.1 billion at March 31, 2019. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, the District of Columbia, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ''forward-looking statements'' within the meaning of the ''safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ''may,'' ''could,'' ''should,'' ''pro forma,'' ''looking forward,'' ''would,'' ''believe,'' ''expect,'' ''anticipate,'' ''estimate,'' ''intend,'' ''plan,'' or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy to retain BankMobile for 2-3 years, the possibility that the expected benefits of retaining BankMobile for 2-3 years may not be achieved, or the possible effects on Customers' results of operations if BankMobile is never divested could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Further, Customers' expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2018, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q3	Q2	Q1
	2019	2018	2018	2018	2018
Interest income:
Loans	$93,116	$94,248	$97,815	$95,240	$85,931
Investment securities	6,241	6,277	8,495	9,765	8,672
Other	1,718	2,778	3,735	2,634	2,361
Total interest income	101,075	103,303	110,045	107,639	96,964

Interest expense:
Deposits	31,225	34,029	32,804	24,182	19,793
Other borrowings	3,569	2,404	2,431	3,275	3,376
FHLB advances	5,293	3,662	9,125	11,176	7,080
Subordinated debt	1,684	1,684	1,684	1,684	1,684
Total interest expense	41,771	41,779	46,044	40,317	31,933
Net interest income	59,304	61,524	64,001	67,322	65,031
Provision for loan losses	4,767	1,385	2,924	(784)	2,117
Net interest income after provision for loan losses	54,537	60,139	61,077	68,106	62,914

Non-interest income:
Interchange and card revenue	8,806	7,568	7,084	6,382	9,661
Deposit fees	2,209	2,099	2,002	1,632	2,092
Commercial lease income	2,401	1,982	1,419	1,091	862
Bank-owned life insurance	1,816	1,852	1,869	1,869	2,031
Mortgage warehouse transactional fees	1,314	1,495	1,809	1,967	1,887
Gain (loss) on sale of SBA and other loans	—	(110)	1,096	947	1,361
Mortgage banking income	167	73	207	205	121
Gain (loss) on sale of investment securities	—	—	(18,659)	—	—
Other	3,005	4,918	5,257	2,034	2,895
Total non-interest income	19,718	19,877	2,084	16,127	20,910

Non-interest expense:
Salaries and employee benefits	25,823	26,706	25,462	27,748	24,925
Technology, communication and bank operations	11,953	11,531	11,657	11,322	9,943
Professional services	4,573	5,674	4,743	3,811	6,008
Occupancy	2,903	2,933	2,901	3,141	2,834
Commercial lease depreciation	1,923	1,550	1,103	920	815
FDIC assessments, non-income taxes, and regulatory fees	1,988	1,892	2,415	2,135	2,200
Provision for operating losses	1,779	1,685	1,171	1,233	1,526
Advertising and promotion	809	917	820	319	390
Merger and acquisition related expenses	—	470	2,945	869	106
Loan workout	320	360	516	648	659
Other real estate owned expense	57	285	66	58	40
Other	1,856	3,042	3,305	1,546	2,834
Total non-interest expense	53,984	57,045	57,104	53,750	52,280
Income before income tax expense	20,271	22,971	6,057	30,483	31,544
Income tax expense	4,831	5,109	28	6,820	7,402
Net income	15,440	17,862	6,029	23,663	24,142
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$11,825	$14,247	$2,414	$20,048	$20,527

Basic earnings per common share	$0.38	$0.45	$0.08	$0.64	$0.65
Diluted earnings per common share	$0.38	$0.44	$0.07	$0.62	$0.64

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
ASSETS
Cash and due from banks	$41,723	$17,696	$12,943	$22,969	$9,198
Interest-earning deposits	75,939	44,439	653,091	228,757	206,213
Cash and cash equivalents	117,662	62,135	666,034	251,726	215,411
Investment securities, at fair value	678,142	665,012	668,851	1,161,000	1,181,661
Loans held for sale	1,602	1,507	1,383	1,043	662
Loans receivable, mortgage warehouse, at fair value	1,480,195	1,405,420	1,516,327	1,930,738	1,874,853
Loans receivable	7,264,049	7,138,074	7,239,950	7,181,726	6,943,566
Allowance for loan losses	(43,679)	(39,972)	(40,741)	(38,288)	(39,499)
Total loans receivable, net of allowance for loan losses	8,700,565	8,503,522	8,715,536	9,074,176	8,778,920
FHLB, Federal Reserve Bank, and other restricted stock	80,416	89,685	74,206	136,066	130,302
Accrued interest receivable	35,716	32,955	32,986	33,956	31,812
Bank premises and equipment, net	10,542	11,063	11,300	11,224	11,556
Bank-owned life insurance	266,740	264,559	263,117	261,121	259,222
Other real estate owned	976	816	1,450	1,705	1,742
Goodwill and other intangibles	16,173	16,499	16,825	17,150	17,477
Other assets	235,360	185,672	165,416	143,679	140,501
Total assets	$10,143,894	$9,833,425	$10,617,104	$11,092,846	$10,769,266

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,372,358	$1,122,171	$1,338,167	$1,090,744	$1,260,853
Interest-bearing deposits	6,052,960	6,020,065	7,175,547	6,205,210	5,781,606
Total deposits	7,425,318	7,142,236	8,513,714	7,295,954	7,042,459
Federal funds purchased	388,000	187,000	—	105,000	195,000
FHLB advances	1,025,832	1,248,070	835,000	2,389,797	2,252,615
Other borrowings	123,963	123,871	123,779	186,888	186,735
Subordinated debt	109,002	108,977	108,953	108,929	108,904
Accrued interest payable and other liabilities	93,406	66,455	80,846	70,051	64,465
Total liabilities	9,165,521	8,876,609	9,662,292	10,156,619	9,850,178

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,412	32,252	32,218	32,200	31,997
Additional paid in capital	436,713	434,314	431,205	428,796	424,099
Retained earnings	328,476	316,651	302,404	299,990	279,942
Accumulated other comprehensive loss	(14,919)	(22,663)	(20,253)	(33,997)	(26,188)
Treasury stock, at cost	(21,780)	(21,209)	(8,233)	(8,233)	(8,233)
Total shareholders' equity	978,373	956,816	954,812	936,227	919,088
Total liabilities & shareholders' equity	$10,143,894	$9,833,425	$10,617,104	$11,092,846	$10,769,266

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	March 31,		December 31,		March 31,
	2019		2018		2018
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$85,263	2.52%	$185,145	2.24%	$184,033	1.53%
Investment securities	691,823	3.61%	697,474	3.60%	1,085,429	3.20%
Loans:
Commercial loans to mortgage companies	1,264,478	5.05%	1,409,197	5.03%	1,591,749	4.69%
Multi-family loans	3,253,792	3.79%	3,445,267	3.76%	3,637,929	3.71%
Commercial and industrial	1,921,139	5.14%	1,823,189	4.93%	1,653,655	4.34%
Non-owner occupied commercial real estate	1,169,333	4.47%	1,224,750	4.40%	1,281,502	4.18%
All other loans	812,043	4.87%	660,007	4.50%	330,100	4.10%
Total loans	8,420,785	4.48%	8,562,410	4.37%	8,494,935	4.10%
Other interest-earning assets	80,542	5.98%	73,091	9.41%	116,823	5.79%
Total interest earning assets	9,278,413	4.41%	9,518,120	4.31%	9,881,220	3.97%
Non-interest earning assets	481,116		429,247		394,487
Total assets	$9,759,529		$9,947,367		$10,275,707

Liabilities
Total interest bearing deposits (1)	$5,893,024	2.15%	$6,650,598	2.03%	$5,812,055	1.38%
Borrowings	1,432,685	2.98%	983,540	3.13%	2,182,463	2.25%
Total interest bearing liabilities	7,325,709	2.31%	7,634,138	2.17%	7,994,518	1.62%
Non-interest bearing deposits (1)	1,360,815		1,261,330		1,278,947
Total deposits & borrowings	8,686,524	1.95%	8,895,468	1.86%	9,273,465	1.39%
Other non-interest bearing liabilities	104,401		89,202		75,307
Total liabilities	8,790,925		8,984,670		9,348,772
Common equity	751,133		745,226		709,464
Preferred stock	217,471		217,471		217,471
Shareholders' equity	968,604		962,697		926,935
Total liabilities and shareholders' equity	$9,759,529		$9,947,367		$10,275,707

Net interest margin		2.59%		2.57%		2.66%
Net interest margin tax equivalent (2)		2.59%		2.57%		2.67%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.75%, 1.71% and 1.13% for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

(2) Non-GAAP measure. A detailed reconciliation between the non-GAAP measure and the comparable GAAP amount is included at the end of this document.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$92,871	$8,204	$101,075	$92,554	$4,410	$96,964
Interest expense	41,605	166	41,771	31,917	16	31,933
Net interest income	51,266	8,038	59,304	60,637	4,394	65,031
Provision for loan losses	2,976	1,791	4,767	1,874	243	2,117
Non-interest income	7,577	12,141	19,718	8,439	12,471	20,910
Non-interest expense	35,384	18,600	53,984	34,331	17,949	52,280
Income (loss) before income tax expense (benefit)	20,483	(212)	20,271	32,871	(1,327)	31,544
Income tax expense (benefit)	4,880	(49)	4,831	7,728	(326)	7,402
Net income (loss)	15,603	(163)	15,440	25,143	(1,001)	24,142
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$11,988	$(163)	$11,825	$21,528	$(1,001)	$20,527

Basic earnings (loss) per common share	$0.39	$(0.01)	$0.38	$0.69	$(0.03)	$0.65
Diluted earnings (loss) per common share	$0.38	$(0.01)	$0.38	$0.67	$(0.03)	$0.64
As of March 31, 2019 and 2018
Goodwill and other intangibles	$3,629	$12,544	$16,173	$3,630	$13,847	$17,477
Total assets	$9,916,308	$227,586	$10,143,894	$10,690,479	$78,787	$10,769,266
Total deposits	$6,798,562	$626,756	$7,425,318	$6,418,810	$623,649	$7,042,459
Total non-deposit liabilities	$1,719,469	$20,734	$1,740,203	$2,759,156	$48,563	$2,807,719

(1) Amounts reported include funds transfer pricing of $5.6 million and $4.4 million for the three months ended March 31, 2019 and 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of low/no cost deposits.

The following tables present Customers' business segment results for the quarter ended March 31, 2019 and the preceding four quarters:

Customers Bank Business Banking:
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Interest income (1)	$92,871	$98,129	$106,156	$104,110	$92,554
Interest expense	41,605	41,592	45,982	40,182	31,917
Net interest income	51,266	56,537	60,174	63,928	60,637
Provision for loan losses	2,976	(200)	2,502	(1,247)	1,874
Non-interest income (loss)	7,577	9,352	(7,756)	7,465	8,439
Non-interest expense	35,384	38,778	36,115	37,721	34,331
Income before income tax expense	20,483	27,311	13,801	34,919	32,871
Income tax expense	4,880	6,175	1,930	7,910	7,728
Net income	15,603	21,136	11,871	27,009	25,143
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$11,988	$17,521	$8,256	$23,394	$21,528

Basic earnings per common share	$0.39	$0.55	$0.26	$0.74	$0.69
Diluted earnings per common share	$0.38	$0.55	$0.26	$0.72	$0.67

(1) Amounts reported include funds transfer pricing of $5.6 million, $3.8 million, $3.9 million, $3.5 million and $4.4 million for the three months ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of low/no cost deposits.

BankMobile:
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Interest income (2)	$8,204	$5,174	$3,889	$3,529	$4,410
Interest expense	166	187	62	135	16
Net interest income	8,038	4,987	3,827	3,394	4,394
Provision for loan losses	1,791	1,585	422	463	243
Non-interest income	12,141	10,525	9,840	8,662	12,471
Non-interest expense	18,600	18,267	20,989	16,029	17,949
Loss before income tax expense or benefit	(212)	(4,340)	(7,744)	(4,436)	(1,327)
Income tax benefit	(49)	(1,066)	(1,902)	(1,090)	(326)
Net loss available to common shareholders	$(163)	$(3,274)	$(5,842)	$(3,346)	$(1,001)

Basic loss per common share	$(0.01)	$(0.10)	$(0.18)	$(0.11)	$(0.03)
Diluted loss per common share	$(0.01)	$(0.10)	$(0.18)	$(0.10)	$(0.03)

(2) Amounts reported include funds transfer pricing of $5.6 million, $3.8 million, $3.9 million, $3.5 million and $4.4 million for the three months ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of low/no cost deposits.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Commercial:
Multi-family	$3,212,312	$3,285,297	$3,504,540	$3,542,770	$3,645,374
Mortgage warehouse	1,535,343	1,461,810	1,574,731	1,987,306	1,931,320
Commercial & industrial	1,983,081	1,894,887	1,783,300	1,755,183	1,648,324
Commercial real estate non-owner occupied	1,107,336	1,125,106	1,157,849	1,155,998	1,195,903
Construction	53,372	56,491	95,250	88,141	81,102
Total commercial loans	7,891,444	7,823,591	8,115,670	8,529,398	8,502,023

Consumer:
Residential	626,668	568,068	511,236	494,265	226,501
Manufactured housing	77,778	79,731	82,589	85,328	87,687
Other consumer	153,153	74,035	51,210	3,874	3,570
Total consumer loans	857,599	721,834	645,035	583,467	317,758
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(3,197)	(424)	(3,045)	642	(700)
Total loans	$8,745,846	$8,545,001	$8,757,660	$9,113,507	$8,819,081

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Demand, non-interest bearing	$1,372,358	$1,122,171	$1,338,167	$1,090,744	$1,260,853
Demand, interest bearing	811,490	803,948	833,176	623,343	510,418
Savings	417,346	384,545	275,825	38,457	36,584
Money market	3,265,823	3,097,391	3,673,065	3,471,249	3,345,573
Time deposits	1,558,301	1,734,181	2,393,481	2,072,161	1,889,031
Total deposits	$7,425,318	$7,142,236	$8,513,714	$7,295,954	$7,042,459

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of March 31, 2019					As of December 31, 2018					As of March 31, 2018
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-family	$3,209,975	$1,997	$10,630	0.06%	532.30%	$3,282,903	$1,155	$11,524	0.04%	997.75%	$3,642,808	$—	$12,545	—%	—%
Commercial & Industrial (1)	1,967,230	12,933	15,734	0.66%	121.66%	1,874,779	18,543	14,866	0.99%	80.17%	1,618,845	15,299	14,353	0.95%	93.82%
Commercial Real Estate Non-Owner Occupied	1,095,395	—	4,001	—%	—%	1,111,903	—	4,093	—%	—%	1,176,949	—	4,444	—%	—%
Residential	110,805	2,035	2,091	1.84%	102.75%	107,070	1,999	2,013	1.87%	100.70%	107,920	1,767	2,111	1.64%	119.47%
Construction	53,372	—	584	—%	—%	56,491	—	624	—%	—%	81,102	—	921	—%	—%
Other Consumer	60,540	—	3,425	—%	—%	42,596	—	2,371	—%	—%	1,339	—	101	—%	—%
Total Originated Loans (2)	6,497,317	16,965	36,465	0.26%	214.94%	6,475,742	21,697	35,491	0.34%	163.58%	6,628,963	17,066	34,475	0.26%	202.01%
Loans Acquired
Bank Acquisitions	118,598	3,880	3,066	3.27%	79.02%	125,718	4,104	3,224	3.26%	78.56%	141,343	4,146	4,848	2.93%	116.93%
Loan Purchases	651,331	1,924	4,675	0.30%	242.98%	537,038	1,693	1,745	0.32%	103.07%	173,960	1,979	803	1.14%	40.58%
Total Acquired Loans	769,929	5,804	7,741	0.75%	133.37%	662,756	5,797	4,969	0.87%	85.72%	315,303	6,125	5,651	1.94%	92.26%
Deferred (fees) costs and unamortized (discounts) premiums, net	(3,197)	—	—	—%	—%	(424)	—	—	—%	—%	(700)	—	—	—%	—%
Loans Receivable	7,264,049	22,769	44,206	0.31%	194.15%	7,138,074	27,494	40,460	0.39%	147.16%	6,943,566	23,191	40,126	0.33%	173.02%
Loans Receivable, Mortgage Warehouse, at Fair Value	1,480,195	—	—	—%	—%	1,405,420	—	—	—%	—%	1,874,853	—	—	—%	—%
Total Loans Held for Sale	1,602	—	—	—%	—%	1,507	—	—	—%	—%	662	—	—	—%	—%
Total Portfolio	$8,745,846	$22,769	$44,206	0.26%	194.15%	$8,545,001	$27,494	$40,460	0.32%	147.16%	$8,819,081	$23,191	$40,126	0.26%	173.02%

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.
(2) Does not include loans receivable, mortgage warehouse, at fair value.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2019	2018	2018	2018	2018
Originated Loans
Multi-family	$541	$—	$—	$—	$—
Commercial & Industrial (1)	(38)	1,490	86	140	54
Commercial Real Estate Non-Owner Occupied	—	—	—	—	—
Residential	37	35	—	42	—
Other Consumer	667	664	434	459	254
Total Net Charge-offs (Recoveries) from Originated Loans	1,207	2,189	520	641	308
Loans Acquired
Bank Acquisitions	(185)	(35)	(49)	(214)	325
Loan Purchases	38	—	—	—	—
Total Net Charge-offs (Recoveries) from Acquired Loans	(147)	(35)	(49)	(214)	325
Total Net Charge-offs from Loans Held for Investment	$1,060	$2,154	$471	$427	$633

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. Presentation of these non-GAAP financial measures is consistent with how Customers evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp	Q1 2019		Q4 2018		Q3 2018		Q2 2018		Q1 2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$11,825	$0.38	$14,247	$0.44	$2,414	$0.07	$20,048	$0.62	$20,527	$0.64
Reconciling items (after tax):
Executive severance expense	—	—	1,421	0.04	—	—	—	—	—	—
Merger and acquisition related expenses	—	—	355	0.01	2,222	0.07	655	0.02	80	—
Losses on sale of multi-family loans	—	—	868	0.03	—	—	—	—	—	—
(Gains) losses on investment securities	(2)	—	101	—	15,417	0.48	138	—	(10)	—
Core earnings	$11,823	$0.38	$16,992	$0.53	$20,053	$0.62	$20,841	$0.64	$20,597	$0.64

Core Return on Average Assets - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net income	$15,440	$17,862	$6,029	$23,663	$24,142
Reconciling items (after tax):
Executive severance expense	—	1,421	—	—	—
Merger and acquisition related expenses	—	355	2,222	655	80
Losses on sale of multi-family loans	—	868	—	—	—
(Gains) losses on investment securities	(2)	101	15,417	138	(10)
Core net income	$15,438	$20,607	$23,668	$24,456	$24,212

Average total assets	$9,759,529	$9,947,367	$10,728,339	$10,721,190	$10,275,707

Core return on average assets	0.64%	0.82%	0.88%	0.91%	0.96%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Net Income and Core ROAA - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net income	$15,440	$17,862	$6,029	$23,663	$24,142
Reconciling items:
Income tax expense	4,831	5,109	28	6,820	7,402
Provision for loan losses	4,767	1,385	2,924	(784)	2,117
Executive severance expense	—	1,869	—	—	—
Merger and acquisition related expenses	—	470	2,945	869	106
Losses on sale of multi-family loans	—	1,161	—	—	—
(Gains) losses on investment securities	(2)	101	19,895	84	(10)
Core net income - pre-tax pre-provision	$25,036	$27,957	$31,821	$30,652	$33,757

Average total assets	$9,759,529	$9,947,367	$10,728,339	$10,721,190	$10,275,707

Core ROAA - pre-tax pre-provision	1.04%	1.12%	1.18%	1.15%	1.33%

Core Return on Average Common Equity - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net income to common shareholders	$11,825	$14,247	$2,414	$20,048	$20,527
Reconciling items (after tax):
Executive severance expense	—	1,421	—	—	—
Merger and acquisition related expenses	—	355	2,222	655	80
Losses on sale of multi-family loans	—	868	—	—	—
(Gains) losses on investment securities	(2)	101	15,417	138	(10)
Core earnings	$11,823	$16,992	$20,053	$20,841	$20,597

Average total common shareholders' equity	$751,133	$745,226	$732,302	$710,549	$709,464

Core return on average common equity	6.38%	9.05%	10.86%	11.76%	11.77%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core ROCE - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net income to common shareholders	$11,825	$14,247	$2,414	$20,048	$20,527
Reconciling items:
Income tax expense	4,831	5,109	28	6,820	7,402
Provision for loan losses	4,767	1,385	2,924	(784)	2,117
Executive severance expense	—	1,869	—	—	—
Merger and acquisition related expenses	—	470	2,945	869	106
Losses on sale of multi-family loans	—	1,161	—	—	—
(Gains) losses on investment securities	(2)	101	19,895	84	(10)
Pre-tax pre-provision core net income available to common shareholders	21,421	24,342	28,206	27,037	30,142

Average total common shareholders' equity	$751,133	$745,226	$732,302	$710,549	$709,464

Core ROCE - pre-tax pre-provision	11.57%	12.96%	15.28%	15.26%	17.23%

Net Interest Margin, Tax Equivalent - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net interest income	$59,304	$61,524	$64,001	$67,322	$65,031
Tax-equivalent adjustment	181	171	172	171	171
Net interest income tax equivalent	$59,485	$61,695	$64,173	$67,493	$65,202

Average total interest earning assets	$9,278,413	$9,518,120	$10,318,943	$10,329,530	$9,881,220

Net interest margin, tax equivalent	2.59%	2.57%	2.47%	2.62%	2.67%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP net interest income	$59,304	$61,524	$64,001	$67,322	$65,031

GAAP non-interest income	$19,718	$19,877	$2,084	$16,127	$20,910
(Gains) losses on investment securities	(2)	101	19,895	84	(10)
Losses on sale of multi-family loans	—	1,161	—	—	—
Core non-interest income	19,716	21,139	21,979	16,211	20,900
Core revenue	$79,020	$82,663	$85,980	$83,533	$85,931

GAAP non-interest expense	$53,984	$57,045	$57,104	$53,750	$52,280
Executive severance expense	—	(1,869)	—	—	—
Merger and acquisition related expenses	—	(470)	(2,945)	(869)	(106)
Core non-interest expense	$53,984	$54,706	$54,159	$52,881	$52,174

Core efficiency ratio (1)	68.32%	66.18%	62.99%	63.31%	60.72%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP - Total shareholders' equity	$978,373	$956,816	$954,812	$936,227	$919,088
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(16,173)	(16,499)	(16,825)	(17,150)	(17,477)
Tangible common equity	$744,729	$722,846	$720,516	$701,606	$684,140

Total assets	$10,143,894	$9,833,425	$10,617,104	$11,092,846	$10,769,266
Reconciling items:
Goodwill and other intangibles	(16,173)	(16,499)	(16,825)	(17,150)	(17,477)
Tangible assets	$10,127,721	$9,816,926	$10,600,279	$11,075,696	$10,751,789

Tangible common equity to tangible assets	7.35%	7.36%	6.80%	6.33%	6.36%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP - Total shareholders' equity	$978,373	$956,816	$954,812	$936,227	$919,088
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(16,173)	(16,499)	(16,825)	(17,150)	(17,477)
Tangible common equity	$744,729	$722,846	$720,516	$701,606	$684,140

Common shares outstanding	31,131,247	31,003,028	31,687,340	31,669,643	31,466,271

Tangible book value per common share	$23.92	$23.32	$22.74	$22.15	$21.74

Tangible Book Value per Common Share - CAGR - Customers Bancorp
(dollars in thousands except per share data)	Q1 2019	Q4 2018	Q4 2017	Q4 2016	Q4 2015	Q4 2014	Q4 2013
GAAP - Total shareholders' equity	$978,373	$956,816	$920,964	$855,872	$553,902	$443,145	$386,623
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(55,569)	—	—
Goodwill and other intangibles	(16,173)	(16,499)	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)
Tangible common equity	$744,729	$722,846	$687,198	$620,780	$494,682	$439,481	$382,947

Common shares outstanding	31,131,247	31,003,028	31,382,503	30,289,917	26,901,801	26,745,529	26,646,566

Tangible book value per common share	$23.92	$23.32	$21.90	$20.49	$18.39	$16.43	$14.37
CAGR	10.19%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Earnings - Customers Bank Business Banking Segment
	Q1 2019		Q4 2018		Q3 2018		Q2 2018		Q1 2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$11,988	$0.38	$17,521	$0.55	$8,256	$0.26	$23,394	$0.72	$21,528	$0.67
Reconciling items (after tax):
Executive severance expense	—	—	1,421	0.04	—	—	—	—	—	—
Losses on sale of multi-family loans	—	—	868	0.03	—	—	—	—	—	—
(Gains) losses on investment securities	(2)	—	101	—	15,417	0.48	138	—	(10)	—
Core earnings	$11,986	$0.38	$19,911	$0.62	$23,673	$0.73	$23,532	$0.73	$21,518	$0.67

Core Loss - BankMobile Segment
	Q1 2019		Q4 2018		Q3 2018		Q2 2018		Q1 2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net loss to common shareholders	$(163)	$(0.01)	$(3,274)	$(0.10)	$(5,842)	$(0.18)	$(3,346)	$(0.10)	$(1,001)	$(0.03)
Reconciling items (after tax):
Merger and acquisition related expenses	—	—	355	0.01	2,222	0.07	655	0.02	80	—
Core loss	$(163)	$(0.01)	$(2,919)	$(0.09)	$(3,620)	$(0.11)	$(2,691)	$(0.08)	$(921)	$(0.03)